Exhibit 99.1

Kandi Technologies Enters Real Estate Repurchase Agreement with Local Government to Optimize Manufacturing Operations

--Will Optimize Production in New EV Development Zone--

--Current Land and Facilities to Be Repurchased by City--

--Kandi to Receive Substantial Cash Inflow--

JINHUA, CHINA – (March 9, 2020) – Kandi Technologies Group (the “Company”, “we” or “Kandi”) (NASDAQ GS: KNDI), today announced that the company signed a real estate repurchase agreement (the “Agreement”) between Zhejiang Kandi Vehicles Co., Ltd. (“Kandi Vehicles”), its wholly-owned subsidiary in China, and the Jinhua Economic and Technological Development Zone (“Jinhua Development Zone” or “local government”) that will enable Kandi Vehicles to optimize its production efficiency, lower operating costs, and generate a substantial cash inflow of over RMB 1 billion (USD143.9 million) by monetizing one of its largest assets.

Under the terms of the agreement signed on March 6, 2020, Kandi Vehicles will move its current production to a new facility in the New Energy Automotive Zone (“EV Zone”). The new EV Zone is located five kilometers from Kandi Vehicles’ current facility. Kandi Vehicles will relocate to the new EV Zone when it is ready to accept new occupants, currently expected toward the end of 2020. Kandi Vehicles intends to occupy approximately 16.5 acres (100 mu, or 66,773 square meters) of land in the new EV Zone, and will construct a compact, multi-story and highly efficient 100,000 square meter new factory. The new factory will enable the Company to significantly lower operating costs due to more efficient manufacturing and logistics. Kandi Vehicles will continue to produce in its current facility until the new factory is completed and operating. Kandi will purchase the land use rights for approximately 16.5 acres (100 mu) for RMB 25 million (USD 3.6 million). It expects to spend an additional RMB 100 million (USD 14.3 million) to construct and outfit the new facility.

As part of the transaction, the local government will repurchase Kandi Vehicle’s existing land, factory buildings, and real estate for RMB 525 million (USD 75.6 million). Payments totaling RMB 525 million (USD 75.6 million) to Kandi Vehicles will be made as follows:

1.	The first payment of RMB 244 million (USD 35.1 million) is due within 20 days of signing the Agreement.
2.	The second payment of RMB 119 million (USD 17.1 million) is due within 10 days of “restoration” of the land. “Restoration” is defined as full legal cancellation of the land use rights, and the ownership rights over the factory buildings and other affixtures on the land, and return the undeveloped part of the land.
3.	The final payment of RMB 162 million (USD 23.3 million) will be paid within 10 days of “return” of the land. “Return” is defined as completely vacating the land, factory buildings, and real estate and returning the factory and other real property to the Jinhua local government.

Kandi intends to use the proceeds from the land repurchase to fund the land use acquisition and factory construction in the new EV Zone, as well as to fund growth initiatives and general corporate purposes.

The transaction includes additional financial incentives. Within the next eight years, the Jinhua local government will offer subsidies of no less than RMB 500 million (USD 71.9 million) based on Kandi Vehicle’s financial contribution to the local department of finance.

Mr. Hu Xiaoming, Chairman and CEO of Kandi, commented: “We are very excited to sign this agreement with Jinhua Development Zone, because it brings substantial benefits to all parties. The facility built on the land occupying 400 mu is one story, old, and in need of renovation. By moving to the new land with a multi-story new factory, Kandi will be able to optimize our production efficiency, thus lowering our costs while improving service to our customers. The cash infusion from the Agreement will fully fund the capital expenses associated with the move, while leaving plenty of cash to invest in new growth initiatives, such as our online ride-sharing platform and our pure EV products’ entry into the U.S. market.”

About Kandi Technologies Group, Inc.

Kandi Technologies Group, Inc. (KNDI), headquartered in Jinhua Economic Development Zone, Zhejiang Province, is engaged in the research, development, manufacturing, and sales of various vehicular products. Kandi conducts its primary business operations through its wholly-owned subsidiary, Zhejiang Kandi Vehicles Co., Ltd. (“Kandi Vehicles”) and its subsidiaries, SC Autosports, LLC, the wholly-owned subsidiary of Kandi in the United States and Fengsheng Automobile Technology Group Co., Ltd (formerly known as Kandi Electric Vehicles Group Co., Ltd., the “Affiliate Company”). Kandi Vehicles has established itself as one of China’s leading manufacturers of pure electric vehicle parts and off-road vehicles.

In 2013, Kandi Vehicles and Geely Group, China’s leading automaker, jointly invested in the establishment of the Affiliate Company in order to develop, manufacture and sell pure electric vehicle (“EV”) products. Geely Group (including its affiliate) and Kandi Vehicles currently holds 78% and 22% of the equity interests in the Affiliate Company, respectively. The Affiliate Company has established itself as one of the driving forces in the development and the manufacturing of pure EV products in China.

More information about KNDI is available on the Company’s corporate website at http://www.kandivehicle.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains certain statements that may include “forward-looking statements.” All statements other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on the SEC’s website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the applicable securities laws, the Company does not assume a duty to update these forward-looking statements.

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Contacts:

In U.S. (English or Chinese)

Ms. Kewa Luo
Kandi Technologies Group, Inc.
Phone: +1 (212) 551-3610
Email: IR@kandigroup.com

In China (English or Chinese)

Ms. Susie Wang (Wang Yuanheng)
The Blueshirt Group
Phone: +86 (138) 1081-7454
Email: susie@blueshirtgroup.com

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